Exhibit # 10.4

2006 AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT, executed the          day of December, 2006, by CAMDEN NATIONAL CORPORATION, a Maine corporation (the “Company”), and ROBERT W. DAIGLE (the “Executive”), to the EMPLOYMENT AGREEMENT dated May 4, 2004 (the “Agreement”)

WITNESSETH:

WHEREAS, the parties hereto entered into the Agreement to specify the terms and conditions of the Executive’s employment with the Company; and

WHEREAS, the Agreement must be amended to ensure good faith compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties desire to specify the terms of the Executive’s continued employment with the Company through May 4, 2009.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1. Effective Date. The changes made in this Amendment to comply with Code Section 409A (specifically, Sections 3 through 6 hereof) shall be deemed effective as of January 1, 2005. The remaining Sections shall be effective as of the date of this Amendment.

2. Section 1.2. Employment Term, is hereby amended to extend the Employment Term under the Agreement until May 4, 2009.

3. Section 2.1(d), Termination for Death or Disability, is hereby amended to comply with Code Section 409A by changing the definition of the term “disability” therein. Effective January 1, 2005, the Executive shall be deemed to have a “disability” if (i) he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) he is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

4. The Agreement, as hereby amended, is intended in all respects to comply with Code Section 409A and the final Treasury Regulations issued thereunder, and it shall be administered and interpreted so as to comply therewith, including being administered in good faith compliance with IRS Notice 2005-1 and the Proposed Treasury Regulations issued under Code Section 409A. The Agreement shall be deemed automatically amended, as necessary, to (i) comply with applicable statutory and regulatory changes which mandatorily apply to employment agreements with severance benefit provisions such as this Agreement, and (ii) prevent the Executive from being subject to tax and/or interest under Code Section 409A(a)(1).

5. It is the intention of the parties that, upon the Executive’s retirement from the Company, his benefits under the Supplemental Executive Retirement Program (the “SERP”) shall commence as soon as possible thereafter, and he will be entitled to such retiree healthcare benefits as are then offered by the Company; provided, however, that the parties acknowledge that the Company or a successor organization may find it necessary to modify or terminate such retiree healthcare benefits for valid business reasons in the future.

6. Notwithstanding the foregoing, commencement of payments under the various provisions of the Agreement may be required to be delayed for a period of six (6) months after the Executive’s separation from service in order to comply with the key employee “Special Rules” of Code Section 409A(a)(2)(B)(i). If such delay is deemed necessary by legal counsel for the Company to prevent the Executive from being subject to tax and/or interest under Code Section 409A(a)(1), the Company agrees to provide the Executive with a lump sum payment after the expiration of the six-month waiting period equal to the payment amounts which would otherwise have been payable to the Executive during such period, provided such lump sum payment is not impermissible under Code Section 409A.

7. Upon the Executive’s retirement, the Company agrees to continue to provide the Executive with the then-applicable Financial Planning benefit (currently $3,000) until the earliest to occur of: (i) the Executive’s attainment of age seventy (70), (ii) cessation of compensation payments to the Executive as an active employee or Director, or (iii) the Executive’s death.

8. The Company further agrees to include the Executive in the Executive Incentive Plan (“EIP”) at the 50% target level beginning in 2006.

9. In all other respects, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized director, and the Executive has executed this Amendment as of the day and year first above written.

CAMDEN NATIONAL CORPORATION

By:
Witness		Rendle A. Jones
Chairman, Board of Directors

By:
Robert W. Daigle

2